Exhibit 99.1

CONTACT:	Tim Mammen	Dennis Walsh
	Chief Financial Officer	Senior Consultant
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300

IPG PHOTONICS CONTINUES TO DELIVER RECORD RESULTS

FOR THIRD QUARTER OF 2012

Revenues Grow by 21% and Net Income Increases 29%

High-Power and Pulsed Laser Sales for Materials Processing Applications Drive Growth

Company Generates $38 Million in Cash from Operations

OXFORD, Mass. – October 31, 2012 – IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the third quarter ended September 30, 2012.

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data)	2012	2011	% Change	2012	2011	% Change
Revenue	$156.4	$129.1	21%	$417.5	$351.0	19%
Gross margin	55.0%	54.6%		55.0%	54.4%
Operating income	$60.0	$49.2	22%	$161.6	$129.5	25%
Operating margin	38.4%	38.1%		38.7%	36.9%
Net income attributable to IPG Photonics Corporation	$42.4	$32.9	29%	$110.1	$86.7	27%
Earnings per diluted share	$0.81	$0.66	23%	$2.16	$1.77	22%

Management Comments

“IPG’s performance momentum continued into the third quarter by delivering record results on the top and bottom lines,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “Revenues grew by more than 21% over the prior year and net income increased by 29%.”

“Materials processing sales increased by 21%, driven primarily by high-power laser sales for automotive and general manufacturing applications,” said Dr. Gapontsev. “High-power laser sales increased 16%, while pulsed laser sales grew by 51% driven by increased demand for consumer electronics applications. Medium-power laser sales grew by 11%, primarily due to demand for thin metal cutting and welding in micro-processing applications.”

“Strength in the U.S. and Europe for cutting and welding applications in automotive and general manufacturing, as well as marking and engraving in consumer electronics, were the primary drivers of our record revenue performance. In addition, advanced applications revenue benefited from sales of several high-power and brightness lasers,” said Dr. Gapontsev. “Our growth in Europe was partially offset by lower demand in Russia. In Asia, we continued to expand our business in Turkey, while Japan and China both showed moderate growth.”

“During the third quarter, IPG generated $38 million in cash from operations,” said Dr. Gapontsev. “A portion of that cash was used to fund the acquisition of JP Sercel Associates, Inc., which we expect to strengthen our product portfolio and accelerate IPG’s penetration into the fine-processing markets. We maintained a strong balance sheet, ending the quarter with $372.6 million in cash and cash equivalents.”

IPGP Q3 2012 Results/2

Business Outlook and Financial Guidance

“We expect to report strong year-over-year growth in the fourth quarter as we continue to capitalize on the fundamentals that are driving our business,” said Dr. Gapontsev. “At the same time, we will face challenges in the fourth quarter, including historical seasonality in some markets and macro-economic pressures in a few key geographies. As a result of these factors, our book-to-bill ratio was less than one in Q3. Looking ahead, we remain confident that the fundamentals of our business and competitive position are strong and we expect to continue to displace incumbent technologies and add OEM customers as our lasers are qualified for more applications.”

IPG Photonics expects revenue in the range of $140 million to $150 million for the fourth quarter of 2012. The Company anticipates earnings per diluted share in the range of $0.65 to $0.75 based on 52,102,000 diluted common shares, which includes 51,090,000 basic common shares outstanding and 1,012,000 potentially dilutive options at September 30, 2012.

As discussed in more detail below, actual results may differ from this guidance due to various factors including, but not limited to, product demand, competition and general economic conditions. This guidance is subject to the risks outlined in the Company’s reports with the SEC, and assumes that exchange rates remain at present levels.

Conference Call Reminder

The Company will hold a conference call to review its financial results and business highlights today, October 31, 2012 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 270-2148 or (412) 902-6510. Interested parties that are unable to listen to the live call may access an archived version of the webcast, which will be available for approximately one year on IPG’s website.

About IPG Photonics Corporation

IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.

Safe Harbor Statement

Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, strengthening the Company’s portfolio, accelerating its penetration into the fine-processing market, reporting strong year-over-year growth in the fourth quarter, continuing to capitalize on the fundamentals that are driving the Company’s business, that the fundamentals of its business and competitive position are strong, continued displacement of incumbent technologies and adding OEM customers as IPG’s lasers are qualified for more applications, and revenue and earnings per share expectations for the fourth quarter of 2012. Factors that could cause actual results to differ materially include risks and

IPGP Q3 2012 Results/3

uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of economic downturns; reduction in customer capital expenditures; potential order cancellations and push-outs and financial and credit market issues; the Company’s ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG’s products; effective management of growth; level of fixed costs from its vertical integration; intellectual property infringement claims and litigation; interruption in supply of key components, including from transportation disruptions from natural and man-made events; manufacturing risks; inventory write-downs; foreign currency fluctuations; competitive factors, including declining average selling prices; building and expanding field service and support operations; uncertainties pertaining to customer orders; demand for products and services; development of markets for the Company’s products and services; and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on February 27, 2012) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPGP Q3 2012 Results/4

IPG PHOTONICS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands, except per share data)
NET SALES	$156,379	$129,064	$417,498	$350,958
COST OF SALES	70,420	58,605	187,945	160,127

GROSS PROFIT	85,959	70,459	229,553	190,831

OPERATING EXPENSES:
Sales and marketing	5,785	5,656	16,771	16,451
Research and development	7,762	6,501	22,131	18,842
General and administrative	10,609	10,997	29,294	27,499
Loss (gain) on foreign exchange	1,796	(1,927)	(272)	(1,413)

Total operating expenses	25,952	21,227	67,924	61,379

OPERATING INCOME	60,007	49,232	161,629	129,452

OTHER INCOME (EXPENSE), Net:
Interest income (expense), net	55	(209)	541	(585)
Other income (expense), net	205	145	(981)	(465)

Total other income (expense)	260	(64)	(440)	(1,050)

INCOME BEFORE PROVISION FOR INCOME TAXES	60,267	49,168	161,189	128,402
PROVISION FOR INCOME TAXES	(17,832)	(14,899)	(48,357)	(39,248)

NET INCOME	42,435	34,269	112,832	89,154
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	1,400	2,740	2,481

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$42,435	$32,869	$110,092	$86,673

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.83	$0.68	$2.20	$1.82
Diluted	$0.81	$0.66	$2.16	$1.77
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	51,090	47,483	50,204	47,298
Diluted	52,102	48,747	51,281	48,684

IPGP Q3 2012 Results/5

IPG PHOTONICS CORPORATION

SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2012	2011	2012	2011
Cost of sales	$563	$419	$1,590	$1,303
Sales and marketing	289	311	827	1,206
Research and development	334	252	976	789
General and administrative	973	897	2,965	2,882

Total stock-based compensation	2,159	1,879	6,358	6,180
Tax benefit recognized	(655)	(575)	(1,938)	(1,982)

Net stock-based compensation	$1,504	$1,304	$4,420	$4,198

IPGP Q3 2012 Results/6

IPG PHOTONICS CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$372,569	$180,234
Short-term investments	—	25,451
Accounts receivable, net	110,649	75,755
Inventories, net	135,121	116,978
Prepaid income taxes and income taxes receivable	13,968	13,285
Prepaid expenses and other current assets	18,296	11,855
Deferred income taxes, net	10,503	10,899

Total current assets	661,106	434,457
DEFERRED INCOME TAXES, NET	4,419	4,830
GOODWILL	3,113	—
INTANGIBLE ASSETS, NET	7,875	6,157
PROPERTY, PLANT AND EQUIPMENT, NET	195,153	155,202
OTHER ASSETS	6,719	7,486

TOTAL	$878,385	$608,132

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$4,900	$7,057
Current portion of long-term debt	1,572	1,613
Accounts payable	14,291	11,122
Accrued expenses and other liabilities	55,733	47,285
Deferred income taxes, net	7,181	5,405
Income taxes payable	37,604	21,230

Total current liabilities	121,281	93,712
OTHER LONG-TERM LIABILITIES	13,191	8,961
LONG-TERM DEBT, NET OF CURRENT PORTION	14,341	15,726

Total liabilities	148,813	118,399
REDEEMABLE NONCONTROLLING INTERESTS	—	46,123
IPG PHOTONICS CORPORATION STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 51,270,197 shares issued and outstanding at September 30, 2012; 47,616,115 shares issued and outstanding at December 31, 2011	5	5
Additional paid-in capital	506,854	332,585
Retained earnings	233,418	122,833
Accumulated other comprehensive loss	(10,705)	(12,100)

Total IPG Photonics Corporation stockholders’ equity	729,572	443,323
NONCONTROLLING INTERESTS	—	287

Total equity	729,572	443,610

TOTAL	$878,385	$608,132

IPGP Q3 2012 Results/7

IPG PHOTONICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$112,832	$89,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,168	18,182
Provisions for inventory, warranty & bad debt	14,762	11,859
Other	10,585	7,110
Changes in assets and liabilities that provided (used) cash:
Accounts receivable/payable	(34,344)	(20,746)
Inventories	(17,050)	(52,261)
Other	10,552	2,697

Net cash provided by operating activities	116,505	55,995

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(51,715)	(34,750)
Proceeds from short-term investments	25,452	—
Acquisition of businesses, net of cash acquired	(11,596)	(450)
Other	(313)	189

Net cash used in investing activities	(38,172)	(35,011)

CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	(1,958)	585
Principal payments on long-term borrowings	(1,848)	(1,046)
Purchase of noncontrolling interests	(700)	—
(Purchase) sale of redeemable noncontrolling interests	(55,400)	19,973
Exercise of employee stock options and issuances under employee stock purchase plan	8,145	12,001
Proceeds from follow-on public offering, net of offering expenses	167,963	—

Net cash provided by financing activities	116,202	31,513

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(2,200)	(3,771)

NET INCREASE IN CASH AND CASH EQUIVALENTS	192,335	48,726
CASH AND CASH EQUIVALENTS — Beginning of period	180,234	147,860

CASH AND CASH EQUIVALENTS — End of period	$372,569	$196,586

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$553	$809

Cash paid for income taxes	$20,967	$19,465